NEWS RELEASE

Enbridge Reports Record 2025 Financial Results, Reaffirms 2026 Financial Guidance, and Grows Secured Backlog to $39 Billion

CALGARY, AB, February 13, 2026 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported fourth quarter 2025 financial results, reaffirmed its 2026 financial guidance and provided a quarterly business update.

Highlights

(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•
Full-year GAAP earnings attributable to common shareholders of $7.1 billion or $3.23 per common share, compared with GAAP earnings attributable to common shareholders of $5.1 billion or $2.34 per common share in 2024
•
Full-year adjusted earnings* of $6.6 billion or $3.02 per common share*, an increase of 9% and 8% respectively, compared with $6.0 billion or $2.80 per common share in 2024
•
Full-year adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $20.0 billion, an increase of 7%, compared with $18.6 billion in 2024
•
Full-year cash provided by operating activities of $12.3 billion, compared with $12.6 billion in 2024
•
Full-year distributable cash flow (DCF)* of $12.5 billion, an increase of 4%, compared with $12.0 billion in 2024
•
Achieved financial guidance for the 20th consecutive year, reflecting continued business resilience and predictability across all franchises
•
Increased the 2026 quarterly dividend by 3% to $0.97 ($3.88 annualized) per share, reflecting the 31st consecutive annual increase
•
Reaffirmed 2026 full year financial guidance and multi-year financial outlook
•
Placed $5 billion of organic growth capital into service in 2025
•
Sanctioned $14 billion of organic growth projects during 2025
•
Sanctioned Mainline Optimization Phase 1 (MLO1), adding 150 kbpd of Mainline system capacity and 100 kbpd of Flanagan South Pipeline (FSP) capacity under long-term take-or-pay contracts, supporting full-path demand, for US$1.4 billion
•
Sanctioned the Bay Runner extension to the Whistler Pipeline and upsized the previously announced Eiger Express Pipeline from 2.5 Bcf/d to 3.7 Bcf/d
•
Sanctioned Cowboy Phase 1, a 365 MW solar facility and a 135 MW battery energy storage system (BESS), expandable up to 200 MW, under long-term agreements to support a global technology company’s operations in Cheyenne, Wyoming, for US$1.2 billion
•
Sanctioned Easter, a 152 MW onshore wind project in Amarillo, Texas supporting Meta Platforms, Inc. (Meta)'s data center operations under a long-term power purchase agreement, for US$0.4 billion
•
Exited the year with Debt-to-EBITDA* of 4.8x, providing significant financial flexibility

CEO COMMENT

Greg Ebel, President and CEO commented the following:

“With the changing dynamics we see in today's energy sector, our all-of-the-above approach to energy and incumbent asset footprint positions us to capitalize on growing energy demand. This past year, Enbridge continued to benefit from our size and capacity, securing $14 billion of projects across our four businesses. Sanctioned projects addressed a range of energy demand themes, advancing incremental WCSB egress, expanding natural gas transmission capacity in the U.S. Northeast, bolstering our natural gas storage businesses on the Gulf Coast and in British Columbia, and building on our partnership with Meta in the power space. I'm pleased with the progress we've made towards the commitments laid out last Enbridge Day, ahead of the timelines shared just under a year ago. Today, our total secured backlog sits at $39 billion, up approximately 35% since Enbridge Day, and we’ll continue to advance our suite of opportunities across natural gas, liquids, and renewable power to meet growing energy demand in North America and beyond.

“Despite tariffs and geopolitical tension, 2025 showcased our low-risk commercial framework delivering predictable results amid macroeconomic uncertainty. We're proud to announce that Enbridge has once again achieved record EBITDA and DCF per share, marking the 20th consecutive year of achieving or exceeding financial guidance.

"In Liquids, Mainline volumes averaged 3.1 MMbpd in 2025, and the system was apportioned for nine months of the year. This quarter we sanctioned Mainline Optimization Phase 1, which will add 150 kbpd of incremental WCSB egress and is expected to enter service in 2027. The project includes a 100 kpbd expansion of our Flanagan South Pipeline system, adding critical full-path service to the U.S. Gulf Coast. Along with the expansion of FSP, our existing customers on that system also extended the majority of their existing contracts beyond 2040, showcasing long-term demand for our integrated system. Despite the uncertainty created by the events in Venezuela, our shippers have made it clear they remain interested in advancing further egress along the Mainline from Canada down to the Gulf Coast. The opportunity to deliver Mainline Optimization Phase 2 and create cost effective incremental egress in 2028 continues to advance with our customers.

"In Gas Transmission, alongside our Whistler Parent JV partners, we sanctioned Bay Runner, an extension of the Whistler Pipeline. We continue to advance the pipeline that will serve the Rio Grande LNG facility, leveraging a combination of the previously sanctioned Rio Bravo Pipeline and the Bay Runner project. These projects will serve up to 5.3 Bcf/d of the natural gas demand for the Rio Grande project, providing supply from the Agua Dulce hub. This follows the upsizing of the Eiger Express Pipeline in November, driven by growing demand for Permian natural gas egress capacity. We continue to advance over 50 data center opportunities across North America, requiring up to 10 Bcf/d of new takeaway capacity in close proximity to our existing Gas Transmission assets and expect to sanction additional projects supporting power generation and data centers in 2026 and the years ahead.

"In Gas Distribution, new rates have come into effect for both Enbridge Gas North Carolina and Utah, after each respective utility commission approved settlements filed in 2025. At Enbridge Gas Ohio, we filed a new rate case at the end of the year. We plan to continue to invest approximately $3 billion per year in growth capital across our four utilities, helping keep the systems operating safely and reliably into the future.

"In Renewable Power, we are sanctioning two new projects that advance our growing partnership with global technology companies. Cowboy Phase 1 is a 365 MW solar project and a 135 MW battery energy storage system, expandable up to 200 MW, in Wyoming. Easter will provide an additional 152 MW of onshore wind power in Texas to support Meta’s technology and data center operations. Both projects are secured by long-term power purchase agreements and are expected to be fully in service by 2027. We now have over 750 MW of power generation under construction to support Meta's operations that will also add new generation to the grid.

"2025 was another milestone year for Enbridge and we are focused on capturing the next set of growth opportunities across the energy landscape. Our leverage remains within our 4.5x to 5.0x range and our annual investment capacity for additional growth projects is growing alongside the Company, now sitting between $10 billion and $11 billion. We have made significant progress towards the commitments laid out last Enbridge Day and will continue to win our share of attractive opportunities, positioning Enbridge as a first-choice investment opportunity.”

FINANCIAL RESULTS SUMMARY

Financial results for the three and twelve months ended December 31, 2025 and 2024 are summarized in the table below:

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(Unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,952	493	7,072	5,053
GAAP Earnings per common share	0.89	0.23	3.23	2.34
Cash provided by operating activities	3,111	3,662	12,270	12,600
Adjusted EBITDA[1]	5,213	5,130	19,952	18,620
Adjusted Earnings[1]	1,921	1,640	6,578	6,037
Adjusted Earnings per common share[1]	0.88	0.75	3.02	2.80
Distributable Cash Flow[1]	3,208	3,074	12,454	11,991
Weighted average common shares outstanding	2,181	2,178	2,180	2,155

1
Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the fourth quarter of 2025 increased by $1.5 billion, or $0.66 per share, compared with the same period in 2024. This increase was primarily due to non-cash, unrealized changes in the value of derivative financial instruments used to manage foreign exchange, interest rate and commodity price risks. In addition, the increased quarterly operating performance discussed below contributed to the higher earnings.

On a full year basis for 2025, GAAP earnings attributable to common shareholders increased by $2.0 billion, or $0.89 per share, due to the same non-cash, unrealized changes in the value of derivative financial instruments discussed above, partially offset by the absence of the 2024 gain on sale from the disposition of interests in Alliance Pipeline and Aux Sable and an impairment of rate-regulated assets in Enbridge Gas Ohio.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's Management's Discussion & Analysis for 2025 filed in conjunction with the year-end financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the fourth quarter of 2025 increased by $83 million compared with the same period in 2024. This was due primarily to favorable Gas Transmission contracting and Venice Extension entering service, colder weather and higher rates and customer growth at Enbridge Gas Ontario, partially offset by the absence in 2025 of equity earnings related to investment tax credits from our investment in Fox Squirrel Solar.

Adjusted EBITDA for the year ended December 31, 2025 increased by $1.3 billion compared with the same period in 2024. This was primarily driven by a full year of contributions from the U.S. Gas Utilities, colder weather, higher rates and customer growth at Enbridge Gas Ontario, higher contributions from our Gas Transmission segment from rate case settlements and favorable contracting, and Venice Extension entering service. These factors were partially offset by lower spot volumes on the Flanagan South liquids pipeline, the absence in 2025 of equity earnings related to investment tax credits from our investment in Fox Squirrel Solar, and the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in April 2024.

Adjusted earnings in the fourth quarter of 2025 increased by $281 million, or $0.13 per share, compared with the same period in 2024, due to EBITDA factors discussed above and lower income tax expense, mainly driven by lower effective U.S. tax rate primarily from the impacts of higher investment tax credits, partially offset by higher depreciation from assets placed into service since the fourth quarter of 2024.

Adjusted earnings for the year ended December 31, 2025 increased by $541 million, or $0.22 per share, compared with the same period in 2024, primarily due to the same factors discussed above for the fourth quarter, partially offset by higher interest expense, primarily due to higher average debt balance outstanding.

DCF for the fourth quarter of 2025 increased $134 million compared with the same period in 2024, primarily due to EBITDA factors discussed above in addition to lower maintenance capital spend related to supply chain optimization and lower current taxes due to higher investment tax credits, partially offset by higher average debt principal, resulting in higher interest expense.

DCF for the year ended December 31, 2025 increased by $463 million, compared with the same period in 2024, primarily due to EBITDA factors discussed above, partially offset by higher interest expense primarily due to higher average debt balance outstanding, higher current taxes on higher earnings, and higher maintenance capital from the acquired U.S. Gas Utilities.

Per share metrics in 2025, relative to 2024, are negatively impacted by the at-the-market (ATM) issuances of common shares in the second quarter of 2024 as part of the funding plan for the U.S. Gas Utilities.

Detailed financial information and analysis can be found below under Fourth Quarter and Annual 2025 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2026 financial guidance for adjusted EBITDA between $20.2 billion and $20.8 billion and DCF per share between $5.70 and $6.10.

Enbridge increased its 2026 quarterly dividend by 3% to $0.97 ($3.88 annualized) per share, commencing with the dividend payable on March 1, 2026 to shareholders of record on February 17, 2026. This marks the 31st consecutive dividend increase for the Company.

The Company also reaffirms its 2023 to 2026 near-term growth of 7-9% for adjusted EBITDA, 4-6% for adjusted earnings per share (EPS) and approximately 3% for DCF per share. Post 2026, adjusted EBITDA, EPS and DCF per share are all expected to grow by approximately 5% annually.

FINANCING UPDATE

In November 2025, Enbridge Inc. issued US$1.5 billion of senior notes consisting of US$500 million of 3-year notes, US$500 million of 5-year notes, and US$500 million of 10-year notes. Proceeds from these offerings were used to pay down existing indebtedness, finance capital expenditures, and for general corporate purposes.

The Company's rolling 12-month Debt-to-EBITDA metric at the end of the year was 4.8x, within our Debt-to-EBITDA target range of 4.5-5.0x.

SECURED GROWTH PROJECT EXECUTION UPDATE

Enbridge brought approximately $5 billion of growth projects into service in 2025, including:

•
$2.2B of Gas Distribution's Utility Growth Capital across all four utilities
•
US$0.7B of Gas Transmission's Modernization program
•
US$0.6B Sequoia Solar Phase 1
•
$0.5B of Mainline Capital Investment
•
US$0.3B Orange Grove Solar
•
US$0.1B Appalachia to Market II
•
US$0.1B of Enbridge Ingleside Energy Center VII and Gray Oak expansions

Enbridge added approximately $14 billion of projects to its secured growth backlog in 2025:

Liquids Pipelines

•
$2.0B Mainline Capital Investment
•
US$1.4B Mainline Optimization Phase 1
•
US$0.5B Southern Illinois Connector Pipeline
•
US$0.3B Pelican CO2 Hub

Gas Transmission

•
US$0.5B U.S. Gulf Coast Storage program
•
$0.4B Birch Grove Expansion
•
US$0.3B Canyon System Expansion
•
US$0.3B Algonquin Gas Transmission Enhancement
•
$0.3B Aitken Creek Expansion
•
US$0.2B Gas Transmission Modernization
•
US$0.1B Line 31 Texas Eastern Expansion

Gas Distribution and Storage

•
$2.8B Utility Growth Capital

Renewable Power

•
US$1.2B Cowboy Phase 1
•
US$0.9B Clear Fork Solar
•
US$0.4B Easter

The secured growth backlog now sits at approximately $39 billion and we expect to place $8 billion into service in 2026. Financing of the secured growth program is expected to be provided through the Company's anticipated $10-11 billion of annual growth capital investment capacity.

FOURTH QUARTER BUSINESS UPDATES

Liquids Pipelines: Mainline Optimization Phase 1

During the quarter, Enbridge sanctioned Mainline Optimization Phase One, a US$1.4 billion expansion of the Mainline and FSP systems to meet customer demand for incremental egress, increasing deliveries of Canadian heavy oil to key refining markets in the U.S. Midwest (PADD II) and Gulf Coast (PADD III). MLO1 is expected to add 150 kbpd of Mainline system capacity, and 100 kbpd of FSP capacity via increased horsepower, upstream optimizations and terminal enhancements. The combined project is expected to enter service in 2027.

The FSP expansion is underpinned by long-term, take-or-pay contracts providing full-path service from Edmonton, Alberta to Houston, Texas. In addition, the majority of existing customers also elected to extend their existing FSP full-path contracts beyond 2040.

Gas Transmission: Permian Joint Venture Strategic Update

Enbridge has sanctioned the Bay Runner extension to the Whistler Pipeline to serve natural gas demands from NextDecade's Rio Grande LNG development. This new system will offer incremental service between the Agua Dulce hub and Brownsville in combination with the Rio Bravo Pipeline project for a total capacity of up to 5.3 Bcf/d. In November, the Matterhorn joint venture announced it had upsized the previously sanctioned Eiger Express Pipeline to 3.7 Bcf/d from 2.5 Bcf/d, secured by additional firm transportation agreements. The new capacity will not impact the expected in-service date in 2028.

Gas Distribution & Storage: Enbridge Gas Ohio Rate Case Application

In December 2025, Enbridge Gas Ohio filed a base rate case application proposing an annual revenue requirement increase of US$163 million, to be effective in early 2027. The base rate increase was proposed to recover investment in distribution infrastructure and other costs to serve, including operating expenses and debt servicing costs.

Renewable Power: Cowboy Phase 1

Enbridge has sanctioned Cowboy Phase 1, a greenfield development in Cheyenne, Wyoming, consisting of 365 MW of solar generation capacity and 135 MW of battery energy storage, expandable up to 200 MW with further utility review and approval. Cheyenne Light Fuel and Power (CLFP), through Wyoming’s Large Power Contract Service (LPCS) tariff, will deliver the power generated from the project to a global technology company under a long-term power purchase agreement. The BESS capacity is contracted to support the same customers’ operations through a long-term fixed-price battery tolling agreement with CLFP through the same LPCS tariff, and the batteries will be supplied and maintained by Tesla. Enbridge expects to invest US$1.2 billion to construct both the Cowboy solar facility and the BESS, both of which are expected to enter service by the end of 2027.

Renewable Power: Easter

Enbridge has sanctioned Easter, an onshore wind project near Amarillo, Texas. Easter is expected to have 152 MW of wind generation capacity and Meta has signed a power purchase agreement for the renewable output from the project. Enbridge expects the project to cost US$0.4 billion with phased project completions expected in 2026 and 2027.

FOURTH QUARTER AND ANNUAL 2025 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,189	2,352	9,396	9,531
Gas Transmission	1,306	1,150	5,491	5,656
Gas Distribution and Storage	1,139	1,015	3,809	2,869
Renewable Power Generation	199	236	620	733
Eliminations and Other	333	(1,402)	1,161	(1,904)
EBITDA[1]	5,166	3,351	20,477	16,885

Earnings attributable to common shareholders	1,952	493	7,072	5,053

Cash provided by operating activities	3,111	3,662	12,270	12,600

1
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,446	2,395	9,710	9,654
Gas Transmission	1,312	1,272	5,397	4,782
Gas Distribution and Storage	1,139	1,015	4,139	2,869
Renewable Power Generation	211	308	672	820
Eliminations and Other	105	140	34	495
Adjusted EBITDA[1]	5,213	5,130	19,952	18,620

Adjusted Earnings[1]	1,921	1,640	6,578	6,037

1
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a lower average exchange rate (C$1.39/US$) in the fourth quarter of 2025 when compared with the same quarter in 2024 (C$1.40/US$). On a full year basis, adjusted EBITDA generated from U.S. dollar businesses was translated at C$1.40/US$, compared with C$1.37/US$ in 2024. A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Mainline System	1,410	1,339	5,506	5,342
Regional Oil Sands System	249	232	978	925
Gulf Coast and Mid-Continent Systems[1]	348	369	1,400	1,596
Other Systems[2]	439	455	1,826	1,791
Adjusted EBITDA[3]	2,446	2,395	9,710	9,654

1
Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, Enbridge Ingleside Energy Center, and others.
2
Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Liquids Pipelines adjusted EBITDA increased $51 million compared with the fourth quarter of 2024, primarily related to:

•
higher Mainline System contributions as a result of higher demand, annual escalators and surcharge effective July 1, 2025, and lower power costs from operational efficiencies and lower mill rates, net of earnings sharing; and
•
higher contributions from Line 9 due to higher volumes; partially offset by
•
lower contributions from the Gulf Coast and Mid-Continent Systems primarily due to lower spot volumes on the Flanagan South Pipeline.

Full year 2025 Liquids Pipelines adjusted EBITDA increased by $56 million compared with 2024 and was primarily impacted by the same factors discussed above as well as:

•
equity earnings attributable to a litigation settlement; and
•
the favorable effect of translating U.S. dollar earnings at a higher average exchange rate in 2025, compared to 2024; partially offset by
•
lower contributions from the Bakken System due to lower volumes.

Gas Transmission

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	997	1,009	4,336	3,795
Canadian Gas Transmission	190	157	629	552
Other[1]	125	106	432	435
Adjusted EBITDA[2]	1,312	1,272	5,397	4,782

1
Other consists of Tomorrow RNG, Gulf Offshore assets, our investment in DCP Midstream, and others.
2
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Gas Transmission adjusted EBITDA increased $40 million compared with the fourth quarter of 2024, primarily related to:

•
contributions from placing Venice Extension into service and the acquisition of an interest in Matterhorn Express Pipeline;
•
higher revenues at Aitken Creek due to favorable storage spreads; and
•
favorable contracting and successful rate case settlements on our U.S. Gas Transmission assets; partially offset by
•
timing of operating costs on our U.S. Gas Transmission assets.

Full year 2025 Gas Transmission adjusted EBITDA increased by $615 million compared with 2024 and was primarily impacted by the same factors discussed above as well as:

•
higher earnings from our investment in DCP Midstream; and
•
the favorable effect of translating U.S. dollar earnings at a higher average exchange rate in 2025, compared to 2024; partially offset by
•
the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in these investments in April 2024; and
•
lower earnings at Tomorrow RNG primarily due to lower RIN pricing and lower production volumes.

Gas Distribution and Storage

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Enbridge Gas Ontario[1]	586	502	2,246	1,872
U.S. Gas Utilities[1]	535	502	1,843	947
Other	18	11	50	50
Adjusted EBITDA[2]	1,139	1,015	4,139	2,869

1
Enbridge Gas Inc. doing business as Enbridge Gas Ontario. U.S. Gas Utilities consist of The East Ohio Gas Company (doing business as Enbridge Gas Ohio), Questar Gas Company (doing business as Enbridge Gas Utah) and Public Service Company of North Carolina Incorporated (doing business as Enbridge Gas North Carolina).
2
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Adjusted EBITDA for Enbridge Gas Ontario, Enbridge Gas Utah and Enbridge Gas North Carolina typically follows a seasonal profile. EBITDA is generally highest in the first and fourth quarters of the year. Seasonal profiles for Enbridge Gas Ontario, Enbridge Gas Utah and Enbridge Gas North Carolina reflect greater volumetric demand during the heating season and the magnitude of the seasonal adjusted EBITDA fluctuations will vary from year-to-year in Ontario reflecting the impact of colder or warmer than normal weather on distribution volumes. Enbridge Gas Ohio's earnings are largely decoupled from volumes and less impacted by weather fluctuations. Enbridge Gas Utah and Enbridge Gas North Carolina have revenue decoupling mechanisms that are not impacted by weather or gas volume variability, but revenues are shaped to align with the seasonal usage profile. Enbridge Gas Ontario revenue is affected by weather variability.

Gas Distribution and Storage adjusted EBITDA increased $124 million compared with the fourth quarter of 2024 primarily related to:

•
higher distribution margin resulting from an increase in rates and customer base at Enbridge Gas Ontario;
•
higher storage optimization and pricing at Enbridge Gas Ontario; and
•
increased revenue requirement from recovery of capital investments at Enbridge Gas Ohio and higher base rates at Enbridge Gas North Carolina.

When compared with the normal forecast embedded in rates, the positive impact of weather to Adjusted EBITDA for Enbridge Gas Ontario was approximately $18 million in the fourth quarter of 2025, net of sharing, compared to a negative impact of approximately $23 million in the same period of 2024.

Full year 2025 Gas Distribution and Storage adjusted EBITDA increased by $1.3 billion compared with 2024 and was primarily impacted by the same factors discussed above as well as a full year of contributions from the U.S. Gas Utilities and colder than normal weather in 2025 which positively impacted 2025 Enbridge Gas Ontario EBITDA by approximately $159 million year over year, net of sharing. When compared with the normal forecast embedded in rates, the positive impact of weather for Enbridge Gas Ontario was approximately $30 million in 2025, net of sharing, compared to a negative impact of approximately $129 million in 2024.

Renewable Power Generation

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	211	308	672	820

1
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA decreased $97 million compared with the fourth quarter of 2024 primarily related to:

•
the absence in 2025 of equity earnings related to investment tax credits from our investment in Fox Squirrel Solar; partially offset by
•
strong wind resources at European offshore wind facilities.

Full year 2025 Renewable Power adjusted EBITDA decreased by $148 million compared with 2024 and was primarily impacted by lower equity earnings related to investment tax credits from our investment in Fox Squirrel Solar.

Eliminations and Other

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	179	206	493	587
Realized foreign exchange hedge settlement (loss)/gain	(74)	(66)	(459)	(92)
Adjusted EBITDA[1]	105	140	34	495

1
Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA decreased $35 million compared with the fourth quarter of 2024 due to:

•
Lower investment income from our wholly-owned captive insurance subsidiary.

Full year 2025 Eliminations and Other adjusted EBITDA decreased by $461 million compared with 2024 and was primarily impacted by the same factor discussed above in addition to higher realized foreign exchange losses on hedge settlements and lower investment income in 2025 compared to 2024 which benefited from the pre-funding of the U.S. Gas Utilities acquisitions.

Distributable Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,446	2,395	9,710	9,654
Gas Transmission	1,312	1,272	5,397	4,782
Gas Distribution and Storage	1,139	1,015	4,139	2,869
Renewable Power Generation	211	308	672	820
Eliminations and Other	105	140	34	495
Adjusted EBITDA[1,3]	5,213	5,130	19,952	18,620
Maintenance capital	(336)	(370)	(1,184)	(1,118)
Interest expense[1]	(1,268)	(1,247)	(4,964)	(4,475)
Current income tax[1]	(243)	(278)	(1,014)	(875)
Distributions to noncontrolling interests and redeemable noncontrolling interest[1]	(101)	(88)	(377)	(333)
Cash distributions in excess of equity earnings[1]	68	47	403	394
Preference share dividends	(108)	(101)	(419)	(388)
Other receipts of cash not recognized in revenue[2]	(29)	8	60	97
Other non-cash adjustments[1]	12	(27)	(3)	69
DCF[3]	3,208	3,074	12,454	11,991
Weighted average common shares outstanding	2,181	2,178	2,180	2,155

1
Presented net of adjusting items.
2
Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3
Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

Fourth quarter 2025 DCF increased $134 million compared with the same period of 2024 primarily due to operational factors contributing to higher adjusted EBITDA discussed above, in addition to:

•
lower maintenance capital spend related to supply chain optimization; and
•
lower current taxes due to higher investment tax credits and benefits from the One Big Beautiful Bill Act; partially offset by
•
higher debt principal resulting in higher interest expense.

Full year 2025 DCF increased $463 million compared with 2024 results primarily due to operational factors contributing to higher adjusted EBITDA discussed above, partially offset by:

•
higher debt principal resulting in higher interest expense;
•
higher current taxes due to higher earnings; and
•
higher maintenance capital from a full year of the acquired U.S. Gas Utilities.

Adjusted Earnings

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars; except per share amounts)
Adjusted EBITDA[1,2]	5,213	5,130	19,952	18,620
Depreciation and amortization	(1,518)	(1,434)	(5,871)	(5,353)
Interest expense[2]	(1,277)	(1,273)	(5,007)	(4,534)
Income taxes[2]	(319)	(630)	(1,854)	(2,120)
Noncontrolling interests and redeemable noncontrolling interest[2]	(70)	(52)	(223)	(188)
Preference share dividends	(108)	(101)	(419)	(388)
Adjusted earnings[1]	1,921	1,640	6,578	6,037
Adjusted earnings per common share[1]	0.88	0.75	3.02	2.80

1
Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2
Presented net of adjusting items.

Adjusted earnings increased $281 million and adjusted earnings per share increased by $0.13 when compared with the fourth quarter in 2024 primarily due to higher adjusted EBITDA driven by operational factors discussed above, and:

•
lower income tax expense driven by lower effective U.S. tax rates primarily from the impacts of higher investment tax credits; partially offset by
•
higher depreciation from assets placed into service since the fourth quarter of 2024.

Full year adjusted earnings increased $541 million and adjusted earnings per share increased $0.22 compared with 2024 due to the factors discussed above, partially offset by higher depreciation and higher debt principal from the U.S. Gas Utility acquisitions resulting in higher interest expense.

Per share metrics were negatively impacted by ATM issuances in the second quarter of 2024, as part of the funding for the Acquisitions.

CONFERENCE CALL

Enbridge will host a conference call and webcast on February 13, 2026 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2025 fourth quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://events.q4inc.com/attendee/696756185. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On December 2, 2025, our Board of Directors declared the following quarterly dividends. All dividends are payable on March 1, 2026 to shareholders of record on February 17, 2026.

Dividend per share
Common Shares[1]	$0.9700
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D	$0.33825
Preference Shares, Series F	$0.34613
Preference Shares, Series G2	$0.29836
Preference Shares, Series H	$0.38200
Preference Shares, Series I3	$0.27432
Preference Shares, Series L	US$0.36612
Preference Shares, Series N	$0.41850
Preference Shares, Series P	$0.36988
Preference Shares, Series R	$0.39463
Preference Shares, Series 1	US$0.41898
Preference Shares, Series 3	$0.33050
Preference Shares, Series 4[4]	$0.29034
Preference Shares, Series 5	US$0.41769
Preference Shares, Series 7	$0.37425
Preference Shares, Series 9	$0.35450
Preference Shares, Series 11	$0.34231
Preference Shares, Series 13	$0.33719
Preference Shares, Series 15	$0.35163
Preference Shares, Series 19	$0.38825

1
The quarterly dividend per common share was increased 3% to $0.9700 from $0.9425, effective March 1, 2026
2
The quarterly dividend per share paid on Preference Shares, Series G was decreased to $0.29836 from $0.32411 on December 1, 2025 due to reset on a quarterly basis.
3
The quarterly dividend per share paid on Preference Shares, Series I was decreased to $0.27432 from $0.29980 on December 1, 2025 due to reset on a quarterly basis.
4
The quarterly dividend per share paid on Preference Shares, Series 4 was decreased to $0.29034 from $0.31601 on December 1, 2025 due to reset on a quarterly basis.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘believe’’, “estimate’’, ‘‘expect’’, ‘‘forecast’’, ‘‘intend’’, “likely”, ‘‘plan’’, ‘‘project’’, ‘‘target’’, and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: our corporate vision and strategy, including our strategic priorities and enablers; 2026 financial guidance and near term outlook, including projected DCF per share, EPS and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and payout policy; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquefied natural gas (LNG), renewable natural gas (RNG) and renewable energy; industry and market conditions; anticipated utilization of our assets; expected EBITDA and adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of Enbridge’s businesses; financial strength, capacity and flexibility; financing costs and plans; expectations on leverage, including Debt-to EBITDA ratio; expectations on sources of liquidity and sufficiency of financial resources; expected costs, benefits and in-service dates related to announced projects and projects under construction; investable capacity and capital allocation priorities; impact of weather and seasonality; expected future growth, development and expansion opportunities, including with respect to the Mainline Optimization Phase 1 Project, Easter project and Cowboy Phase 1; the characteristics, anticipated benefits, financing and timing of our acquisitions, dispositions and other transactions, including the Acquisitions; government trade policies, as well as possible impacts of potential and announced tariffs, duties, fees, economic sanctions, or other trade measures and the timing thereof; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and proceedings and anticipated outcomes, timelines and impacts therefrom, including those relating to Enbridge Gas Ohio.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; tariffs and trade policies; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects and transactions; anticipated in-service dates; weather; the timing, terms and closing of announced and potential acquisitions, dispositions and other transactions and projects and the anticipated benefits thereof; governmental legislation; litigation; credit ratings; capital project funding; hedging program; expected EBITDA and adjusted EBITDA; expected earnings/ (loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation, interest rates and tariffs impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials;

the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; legislative and regulatory parameters and decisions; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom, including the Acquisitions; evolving government trade policies, including potential and announced tariffs, duties, fees, economic sanctions or other trade measures; operational dependence on third parties; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conflicts and conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; access to and cost of capital; our ability to maintain adequate insurance in the future at commercially reasonable rates and terms; and supply of, demand for, and prices of commodities and other alternative energy, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent, and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We're advancing new technologies including hydrogen, renewable natural gas, and carbon capture and storage. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Marlon Samuel
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share (EPS) and DCF per share. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, noncontrolling interests and redeemable noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings and uses EPS to assess performance of the Company.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A

NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,189	2,352	9,396	9,531
Gas Transmission	1,306	1,150	5,491	5,656
Gas Distribution and Storage	1,139	1,015	3,809	2,869
Renewable Power Generation	199	236	620	733
Eliminations and Other	333	(1,402)	1,161	(1,904)
EBITDA	5,166	3,351	20,477	16,885
Depreciation and amortization	(1,464)	(1,384)	(5,661)	(5,167)
Interest expense	(1,246)	(1,118)	(5,023)	(4,419)
Income tax expense	(325)	(231)	(2,004)	(1,668)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interest	(71)	(23)	(298)	(190)
Preference share dividends	(108)	(102)	(419)	(388)
Earnings attributable to common shareholders	1,952	493	7,072	5,053

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars; except per share amounts)
Liquids Pipelines	2,446	2,395	9,710	9,654
Gas Transmission	1,312	1,272	5,397	4,782
Gas Distribution and Storage	1,139	1,015	4,139	2,869
Renewable Power Generation	211	308	672	820
Eliminations and Other	105	140	34	495
Adjusted EBITDA	5,213	5,130	19,952	18,620
Depreciation and amortization	(1,518)	(1,434)	(5,871)	(5,353)
Interest expense	(1,277)	(1,273)	(5,007)	(4,534)
Income tax expense	(319)	(630)	(1,854)	(2,120)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interest	(70)	(52)	(223)	(188)
Preference share dividends	(108)	(101)	(419)	(388)
Adjusted earnings	1,921	1,640	6,578	6,037
Adjusted earnings per common share	0.88	0.75	3.02	2.80

EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars; except per share amounts)
EBITDA	5,166	3,351	20,477	16,885
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	(304)	1,433	(1,395)	2,175
Employee severance costs	—	—	—	105
Gain on debt extinguishment	—	—	(25)	—
Gain on sale of assets	—	—	(130)	(1,092)
Realized hedge loss	—	—	139	—
Asset impairments	237	192	567	192
Other	114	154	319	355
Total adjusting items	47	1,779	(525)	1,735
Adjusted EBITDA	5,213	5,130	19,952	18,620
Depreciation and amortization	(1,464)	(1,384)	(5,661)	(5,167)
Interest expense	(1,246)	(1,121)	(5,023)	(4,419)
Income tax expense	(325)	(231)	(2,004)	(1,668)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interest	(71)	(23)	(298)	(190)
Preference share dividends	(108)	(101)	(419)	(388)
Adjusting items in respect of:
Depreciation and amortization	(54)	(50)	(210)	(186)
Interest expense	(31)	(152)	16	(115)
Income tax expense	6	(399)	150	(452)
Earnings attributable to noncontrolling interests	1	(29)	75	2
Adjusted earnings	1,921	1,640	6,578	6,037
Adjusted earnings per common share	0.88	0.75	3.02	2.80

APPENDIX B

NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,446	2,395	9,710	9,654
Change in unrealized derivative fair value gain/(loss)	31	(18)	85	2
Asset impairments	(237)	—	(237)	—
Other	(51)	(25)	(162)	(125)
Total adjustments	(257)	(43)	(314)	(123)
EBITDA	2,189	2,352	9,396	9,531

GAS TRANSMISSION

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,312	1,272	5,397	4,782
Change in unrealized derivative fair value gain/(loss) - Commodity prices	(9)	1	(39)	(3)
Asset impairment	—	(137)	—	(137)
Gain on sale of assets	—	—	103	1,063
Other	3	14	30	(49)
Total adjustments	(6)	(122)	94	874
EBITDA	1,306	1,150	5,491	5,656

GAS DISTRIBUTION AND STORAGE

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,139	1,015	4,139	2,869
Asset impairment	—	—	(330)	—
Total adjustments	—	—	(330)	—
EBITDA	1,139	1,015	3,809	2,869

RENEWABLE POWER GENERATION

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	211	308	672	820
Change in unrealized derivative fair value gain/(loss)	—	(7)	105	(20)
Asset impairments	—	(55)	—	(55)
Realized hedge loss	—	—	(139)	—
Gain on sale of assets	—	—	27	29
Other	(12)	(10)	(45)	(41)
Total adjustments	(12)	(72)	(52)	(87)
EBITDA	199	236	620	733

ELIMINATIONS AND OTHER

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	105	140	34	495
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	297	(1,316)	1,131	(2,032)
Gain on debt extinguishment	—	—	25	—
Employee severance costs	—	—	—	(105)
Other	(69)	(226)	(29)	(262)
Total adjustments	228	(1,542)	1,127	(2,399)
EBITDA	333	(1,402)	1,161	(1,904)

APPENDIX C

NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
(unaudited; millions of Canadian dollars)
Net cash provided by operating activities	3,111	3,662	12,270	12,600
Adjusted for changes in operating assets and liabilities[1]	666	(219)	1,405	133
	3,777	3,443	13,675	12,733
Distributions to noncontrolling interests and redeemable noncontrolling interest	(101)	(88)	(377)	(333)
Preference share dividends[2]	(108)	(101)	(419)	(388)
Maintenance capital	(336)	(370)	(1,184)	(1,118)
Significant adjusting items:
Other receipts of cash not recognized in revenue	(29)	8	60	97
Employee severance costs, net of tax	—	—	—	95
Distributions from equity investments in excess of cumulative earnings[2]	146	151	702	801
Other items	(141)	31	(3)	104
DCF	3,208	3,074	12,454	11,991

1
Changes in operating assets and liabilities, net of recoveries.
2
Presented net of adjusting items.